Exhibit 99.1

Cellectar Appoints Laurence Reilly, M.D., LL.M Interim Chief Medical Officer

Successful track record of developing and advancing oncology clinical programs through regulatory approval

FLORHAM PARK, N.J., November 2, 2021 – Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of targeted drugs for the treatment of cancer, today announced Laurence Reilly, M.D., LL.M as its interim chief medical officer. Dr. Reilly will oversee the company’s clinical development programs and report to Chief Executive Officer James Caruso. He succeeds John Friend, MD, who is stepping down for personal reasons but will stay on through mid-November to finalize the ongoing transition.

“We are delighted to welcome Laurence to our executive team and look forward to his leadership of our clinical development programs. His deep background in hematological oncology and experience leading global clinical development teams to successfully bring new therapies to patients will support Cellectar’s next phase of growth. Laurence will be a tremendous asset as we execute our registrational trial for iopofosine I-131 (iopofosine) in Waldenstrom’s macroglobulinemia (WM) and continue to develop our hematologic cancer and pediatric solid tumor programs as well as further advance our other pipeline assets,” said James Caruso, president and CEO of Cellectar.

“We thank John for his outstanding work and collaboration with the FDA that established a defined registrational pathway for iopofosine in WM, and for securing the world-class global trial sites and thought leadership support critical for our pivotal WM study. We are now focused on executing and completing our pivotal WM trial, enriching our Phase 2 CLOVER-1 trial with additional multiple myeloma patients, and enrolling in our pediatric trial. Our balance sheet remains strong with sufficient capital to achieve our strategic goals into the second half of 2023, and we look forward to continued execution across our programs.”

Dr. Laurence Reilly has consulted for the company since early this year. Prior to joining Cellectar, he provided strategic consulting and due-diligence services to biotech companies, life science venture capital and private equity clients, alongside serving as chief strategy & development officer to a European-based medical device company. Prior to founding his consulting practice, Dr. Reilly served as chief scientific officer and vice president at Avillion, a drug development company focused on the co-development and financing of pharmaceutical candidates, where he was responsible for clinical and strategic oversight of co-development programs and partnering with both large pharma and biotech, including Pfizer and AstraZeneca. Dr. Reilly previously served as a clinician at Pfizer and began his industry career at Lundbeck where he served as medical and scientific advisor overseeing investigator-initiated research, opinion leader interaction and new compound presentation. Dr. Reilly earned his medical degree from the University of Liverpool Medical School, U.K., and a Masters Degree in Law from De Montfort University, U.K.

Dr. Reilly added, “I am excited to join the Cellectar team and drive the clinical development and success of iopofosine. The data in WM and multiple myeloma are extremely encouraging and with a defined registrational path, iopofosine is poised to become a meaningful treatment option for these patients. I look forward to bringing iopofosine to market and continuing to develop the exciting pipeline of candidates from the PDC platform.”

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), and proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently investigating iopofosine in a global, pivotal expansion cohort in relapsed or refractory WM patients who have received at least two prior lines of therapy, including those who have failed or had a suboptimal response to Bruton tyrosine kinase inhibitors. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in highly refractory multiple myeloma patients in its Phase 2 CLOVER-1 study and relapsed/refractory pediatric cancer patients with sarcomas or brain tumors in the Phase 1 CLOVER-2 study.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com